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                                                                    EXHIBIT 99.9

                        EXCLUSIVE DISTRIBUTION AGREEMENT


         THIS EXCLUSIVE DISTRIBUTION AGREEMENT ("Agreement") dated as of October 11, 1999, by and among The UniMark Group, Inc., a Texas corporation ("UniMark") and Les Produits Deli-Bon, Inc., a Quebec corporation (the "Deli-Bon").

                                   WITNESSETH:

         WHEREAS, UniMark is the owner of the entire rights, title and interest in and to the name "Fruits of Four Seasons" and related trade names, marks and symbols, and with regard to such names, marks and symbols Deli-Bon hereby expressly recognizes and concedes that Licensor is presently the exclusive owner of same; and

         WHEREAS, Deli-Bon desires to be granted an exclusive right to distribute and sell "Fruits of Four Seasons" products produced by UniMark's subsidiaries (the "Products") in Canada;

         WHEREAS, UniMark is willing to grant an exclusive right to Deli-Bon in accordance with and subject to the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged;

         IT IS AGREED:

         1.       GRANT

         UniMark hereby grants to Deli-Bon the exclusive right to distribute and sell the Products in Canada.

         2.       TERM

         The term of this Agreement shall be for a period of four (4) years commencing on the effective date of this Agreement and ending on the anniversary date of such commencement (the "Anniversary Date"). This Agreement shall be renewed on the Anniversary Date of each successive year thereafter unless (i) UniMark or Deli-Bon shall give to the other party a notice of cancellation at least thirty (30) days prior to any Anniversary Date, to be effective on such Anniversary Date, or (ii) it is earlier terminated as set forth in Paragraph 7 hereof.

         3.       PURCHASE PRICE FOR PRODUCTS

         The purchase price for the Products shall be negotiated annually in good faith between UniMark and Deli-Bon at least 30 days prior the commencement of the next calendar year. The purchase price shall be "FOB McAllen, Texas" and payment shall be due within net 21 days.



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         4.       RELATIONSHIP OF THE PARTIES

         This Agreement does not create nor is it to be construed as creating a partnership, joint venture or the relationship of principal and agent between UniMark and Deli-Bon. Deli-Bon is and shall at all times be deemed to be a separate entity. No representations shall be made by either party that would create an agency, partnership or joint venture, and neither party shall have authority to act for the other in any manner to create obligations or debts that purport to be binding on the other, except as expressly provided in this Agreement. There shall be no liability on the part of UniMark to any person for any debts, liabilities or other obligations incurred on behalf of Deli-Bon and its business unless UniMark expressly agrees in writing to pay such debts.

         5.       SEVERABILITY

         If any part of this Agreement for any reason be declared invalid, such declaration shall not affect the validity of the remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would exercise the remaining portion of this Agreement without including therein any such part, parts or portions that may, for any reason, be hereafter declared invalid.

         6.       GOVERNING LAW

         This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas.

         7.       TERMINATION

         In the event Deli-Bon shall:

         (a) breach or fail to perform any of the terms or conditions of this Agreement, and provided that such breach or non-performance is not cured within such thirty (30) days; or

         (b) does not purchase at least $100,000 (US) of Product during any calendar year; or

         (c) engages in gross negligence or willful misconduct with respect to the distribution and sale of the Product;

then, UniMark may terminate this Agreement thirty (30) days after written notice of the nature of such breach or non-performance is delivered to the defaulting party.



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         8.       DISPUTES BETWEEN PARTIES

         All controversies that may arise between the parties hereto including, but not limited to, those arising out of or related to this Agreement, shall be determined by binding arbitration applying the laws of the State of Texas. Any arbitration pursuant to this Agreement must be submitted to the British Columbia International Commercial Arbitration Centre (the Vancouver Centre for Commercial Disputes) in Vancouver, Canada for binding arbitration, to the exclusion of courts of law, in accordance with its arbitration rules. The parties hereto have required that any arbitration proceeding be conducted in the English language. Les parties ont requis que tous l'arbitrage soient en langue anglaise. The arbitration shall be final and binding upon all the parties (so long as the award was not procured by corruption, fraud nor undue means), and the arbitrators award shall not be required to include factual findings or legal reasoning.

         9.       TITLES NOT LIMITING

         Titles to paragraphs of this Agreement are for the purpose of information and guidance only, are not part of this Agreement, and shall in no way be deemed to limit the effect of any language to which they relate.

         10.      INTEGRATION OF AGREEMENT

         This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, understandings and agreements, if any, between the parties. This Agreement may not be amended or modified orally but may be amended or modified only by written instrument signed by the parties hereto.

         11.      SUCCESSION

         All rights of the parties under this Agreement shall accrue to the benefit of their successors and assigns.

         12.      CONSENT TO ASSIGNMENT

         Deli-Bon must obtain the prior written consent of UniMark before assigning any of its rights, title or interest under this Agreement. Any assignment without such prior written consent shall be null and void.



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         IN WITNESS WHEREOF, this Agreement has been duly executed by a duly authorized officer of the parties hereto on the day and year first above written..



                                        THE UNIMARK GROUP, INC.,
                                        A Texas corporation


                                        By:    /s/ Soren Bjorn
                                           -------------------------------------
                                               Soren Bjorn
                                               Chief Executive Officer,
                                               President and Secretary

                                        Address:    P.O. Box 229
                                                    Bartonville, Texas 76226

                                        Telecopy No.: (817) 491-1272

                                        Attention:  Soren Bjorn

                                        DELI-BON:


                                        /s/ Francois Gravil
                                        ----------------------------------------
                                        By:  Francois Gravil
                                        Title: President

                                        Telecopy No.: (418) 842-8926


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